Exhibit 4.1

Execution Version

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of July 29, 2019, by and among SUNNOVA ENERGY INTERNATIONAL INC., a Delaware corporation (the “Corporation”), and each of the stockholders listed on Schedule A hereto. This Agreement shall become effective (the “Effective Date”) upon the closing of the IPO (as defined below).

WHEREAS, in order to set forth certain understandings between the Corporation, the ECP Stockholders (as defined below) and the Quantum Stockholders (as defined below), including with respect to certain governance matters, the ECP Stockholders, the Quantum Stockholders and the Corporation wish to enter into this Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.    Definitions; Interpretation.

(a) Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that the term “Affiliate” shall not include at any time (i) any portfolio companies of the ECP Stockholders or (ii) any portfolio companies of the Quantum Stockholders. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Annual Budget” has the meaning set forth in Section 3(a).

“Beneficially Own” means that a specified person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Corporation.

“Board” means the board of directors of the Corporation.

“Business Day” means a day that is not a Saturday, Sunday or day on which banking institutions in New York City, New York are not required to be open.

“Change of Control” means (i) the sale or disposition of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis to any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than to the ECP Stockholders or their respective Affiliates; (ii) any transaction or series of related transactions (including, but not limited to, a merger or consolidation) that results in any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as

amended), other than the ECP Stockholders and their respective Affiliates, acquiring shares of Common Stock or other equity interest of the Corporation that represent more than 50% of the total voting power of the Corporation (or any resulting company after such transaction); or (iii) a “Change of Control” as defined in any of the Corporation’s or its Subsidiaries’ existing credit agreements.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation and any stock into which such Stock may hereafter be changed or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Corporation of any class hereafter authorized.

“Corporation Shares” means the shares of Common Stock or other equity securities of the Corporation and any securities into which such shares of Common Stock or other equity securities shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of Common Stock or other equity securities.

“Corporation” has the meaning set forth in the Preamble.

“ECP Stockholder” means any of Energy Capital Partners III, LP, Energy Capital Partners III-A, LP, Energy Capital Partners III-B, LP, Energy Capital Partners III-C, LP, Energy Capital Partners III-D, LP, Energy Capital Partners III (Sunnova Co-Invest), LP and each of their respective Affiliates that owns any shares of Stock in the Corporation.

“IPO” means an initial public offering of the shares of Common Stock in a firm commitment underwriting effected by the Corporation pursuant to a Registration Statement on Form S-1.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Quantum Stockholders” means QSIP LP and each of its Affiliates that owns any shares of Stock in the Corporation.

“SEC” means the Securities and Exchange Commission or any successor governmental agency.

“Stock” means (i) the outstanding shares of Common Stock, (ii) any additional shares of Common Stock that may be issued in the future and (iii) any shares of capital stock of the Corporation into which such shares may be converted or for which such shares may be exchanged.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section.

(b) Rules of Construction. For all purposes of this Agreement, unless otherwise expressly provided:

(1) the headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms hereof;

(2) the term “including” is not limiting and means “including without limitation”; and

(3) whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

Section 2.    Board of Directors.

(a) Initial Composition of the Board. The Board is initially comprised of 9 directors, (A) four of which were designated by the ECP Stockholders: Rahman D’Argenio, Matthew DeNichilo, Doug Kimmelman, and Scott D. Steimer; (B) one of which is the Chief Executive Officer of the Corporation, William J. Berger; (C) one of which was designated by the Quantum Stockholders: Mark Longstreth; and (D) the remainder of which are Michael C. Morgan, C. Park Shaper and one vacancy to be filled by the Board.

(b) Nomination of Directors.

(1) From and after the Effective Date, for as long as the ECP Stockholders collectively Beneficially Own the percentages of Common Stock set forth below, the ECP Stockholders shall have the right to nominate for election to the Board such number of directors that is equal to:

(i) such number of directors that would constitute a majority of the number of directors that the Corporation would have if there were no vacancies on the Board, so long as the ECP Stockholders collectively beneficially own at least 50% of the outstanding Common Stock;

(ii) such number of directors equal to one director fewer than that number that would constitute a majority of the number of directors that the Corporation would have if there were no vacancies on the Board, so long as the ECP Stockholders collectively Beneficially Own at least 30% of the outstanding Common Stock but less than 50% of the outstanding Common Stock;

(iii) the greater of (A) three directors and (B) 25% of the total number of directors that constitute the Board (rounded up to the next whole number), so long as the ECP Stockholders collectively beneficially own at least 20% of the outstanding Common Stock but less than 30% of the outstanding Common Stock;

(iv) the greater of (A) two directors and (B) 15% of the total number of directors that constitute the Board (rounded up to the next whole number), so long as the ECP Stockholders collectively beneficially own at least 10% of the outstanding Common Stock but less than 20% of the outstanding Common Stock; and

(v) one director, so long as the ECP Stockholders collectively beneficially own at least 5% of the outstanding Common Stock but less than 10% of the outstanding Common Stock.

(2) From and after the Effective Date, for as long as the Quantum Stockholders collectively Beneficially Own at least 5% of the outstanding Common Stock, the Quantum Stockholders shall have the right to nominate one director for election to the Board.

(c) Election of Directors. The Corporation shall take all action within its power to cause all nominees nominated pursuant to Section 2(b) to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election by written consent) and the Corporation shall use all reasonable best efforts to cause the election of each such nominee, including (i) voting or providing a written consent or proxy with respect to Corporation Shares (if practicable), and soliciting proxies in favor of the election of such nominees, (ii) reasonable best efforts to cause the adoption of stockholders’ resolutions and amendments to the organizational documents of the Corporation, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

(d) Replacement of Directors. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director nominated by the ECP Stockholders or the Quantum Stockholders, as applicable, pursuant to Section 2(b) or designated by the ECP Stockholders or the Quantum Stockholders, pursuant to this Section 2(d), or in the event of the failure of any such nominee to be elected, the ECP Stockholders or the Quantum Stockholders, as applicable, shall have the right to designate a replacement to fill such vacancy. The Corporation shall take all action within its power to cause such vacancy to be filled by the replacement so designated by the ECP Stockholders or the Quantum Stockholders, as applicable, and the Board shall promptly elect such designee to the Board. Upon the written request of the ECP Stockholders or the Quantum Stockholders, as applicable, the Corporation shall take all actions necessary to remove, with or without cause, any director previously nominated by the ECP Stockholders or the Quantum Stockholders, as applicable, pursuant to Section 2(b) or designated by the ECP Stockholders or the

Quantum Stockholders, as applicable pursuant to this Section 2(d), and to elect any replacement director designated by the ECP Stockholders or the Quantum Stockholders, as applicable, as provided in the first sentence of this Section 2(d).

(e) Committees. So long as the ECP Stockholders have the right to nominate at least one director for election to the Board pursuant to Section 2(b) above, the Corporation shall take all action within its power to cause each committee of the Board to include in its membership at least one of the ECP Stockholders’ nominees, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

(f) No Limitation. The provisions of this Section 2 are intended to provide the ECP Stockholders and the Quantum Stockholders with the minimum Board representation rights set forth herein. Nothing in this Agreement shall prevent the Corporation from having a greater number of nominees or designees of the ECP Stockholders or the Quantum Stockholders on the Board than otherwise provided herein. In addition, nothing in this Section 2 shall be construed to prevent the ECP Stockholders or the Quantum Stockholders from having a lesser number of nominees or designees than otherwise provided herein or pursuant to applicable law and the Corporation’s certificate of incorporation and bylaws.

(g) Laws and Regulations. Nothing in this Section 2 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

Section 3.    Information and Access Rights.

(a) Available Financial Information. Upon the written request of any director nominated by the ECP Stockholders or the Quantum Stockholders, respectively, pursuant to Section 2(b) or designated by the ECP Stockholders or the Quantum Stockholders, respectively, pursuant to Section 2(d), the Corporation will deliver, or will cause to be delivered, to such director an annual budget, a business plan and financial forecasts for the Corporation for the fiscal year of the Corporation (collectively, the “Annual Budget”), as soon as reasonably practicable after the approval thereof by the Board, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, and which shall be accompanied by the statement of the Chief Executive Officer or Chief Financial Officer or equivalent officer of the Corporation to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Corporation for the respective periods covered thereby. To the extent that there has been any material changes to the Annual Budget provided to any director pursuant to this Section 3(a), the Corporation will deliver, or will cause to be delivered, to such director a revised Annual Budget taking into account such material changes as soon as practicable after such changes have been approved by the Board.

(b) Other Information. Upon the written request of any director nominated by the ECP Stockholders or the Quantum Stockholders pursuant to Section 2(b) or designated by the ECP Stockholders or the Quantum Stockholders pursuant to Section 2(d), the Corporation will deliver, or will cause to be delivered, to such director such other information and data (including such information and reports made available to any lender of the Corporation or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Corporation and each of its Subsidiaries and any such other information concerning the Corporation’s business or financial condition and the Corporation’s management as may be reasonably requested by such director, including such information as may be necessary to comply with regulatory, tax or other governmental filings.

(c) Access. The Corporation shall, and shall cause its Subsidiaries, officers, directors, employees, auditors, legal counsel and other agents to (a) afford each of the directors nominated by the ECP Stockholders and the Quantum Stockholders pursuant to Section 2(b) or designated by the ECP Stockholders and the Quantum Stockholders pursuant to Section 2(d), during normal business hours and upon reasonable notice, access to the Corporation’s and its Subsidiaries’ officers, employees, auditors, legal counsel, properties, offices and other facilities and books and records, and (b) afford each of the directors nominated by the ECP Stockholders and the Quantum Stockholders pursuant to Section 2(b) or designated by the ECP Stockholders and the Quantum Stockholders pursuant to Section 2(d) the opportunity to discuss the affairs, finances and accounts of the Corporation and its Subsidiaries with their respective officers from time to time as any such director may reasonably request.

(d) The rights to information and access set forth in Sections 3(a) through (c) above shall terminate with respect to directors nominated by the ECP Stockholders or the Quantum Stockholders at such time as the ECP Stockholders or Quantum Stockholders, respectively, shall cease to collectively Beneficially Own at least 10% of the outstanding Common Stock.

Section 4.    Certain Actions.

(a) Subject to the provisions of Section 4(b), without the approval of the ECP Stockholders, the Corporation shall not, and (to the extent applicable) shall not permit any Subsidiary of the Corporation to:

(1) enter into or agree to undertake any transaction that would constitute a Change of Control;

(2) issue additional Stock of the Corporation, other than any award under any stockholder approved equity compensation plan; or

(3) change the size of the Board.

(b) The approval rights set forth in Section 4(a) above shall terminate at such time as the ECP Stockholders no longer collectively Beneficially Own at least 30% of the outstanding Common Stock.

Section 5.    Duration of Agreement.

(a) This Agreement shall terminate automatically upon the first to occur of the following: (1) the dissolution of the Corporation (unless the Corporation continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction) and (2) upon written agreement by the Corporation, the ECP Stockholders and the Quantum Stockholders.

(b) At such time as the ECP Stockholders no longer collectively Beneficially Own at least 5% of the outstanding Common Stock, the ECP Stockholders shall have no further rights or privileges under this Agreement or otherwise be entitled to the benefits hereof.

(c) At such time as the Quantum Stockholders no longer collectively Beneficially Own at least 5% of the outstanding Common Stock, the Quantum Stockholders shall have no further rights or privileges under this Agreement or otherwise be entitled to the benefits hereof.

Section 6.    Severability.

(a) If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 7.    Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its choice or conflict of law provisions or rules.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, including the Delaware Chancery Courts located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 13, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

Section 8.    Jury Trial.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO AMONG THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 9.    Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 10.    Benefits of Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and each of their respective successors and assigns. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

Section 11.    Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered or sent by facsimile or electronic mail transmission, (b) sent by nationally recognized overnight courier or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i) If to the Corporation, to:

Sunnova Energy International Inc.

20 East Greenway Plaza, Suite 475

Houston, Texas 77046

Attention: General Counsel

Facsimile: (713) 229-2715

Email: notices@sunnova.com; treasury@sunnova.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Travis Wofford

Facsimile: (713) 229-2715

Email: travis.wofford@bakerbotts.com

(ii) If to any of the ECP Stockholders, to:

Energy Capital Partners, LLC

11943 El Camino Real, Suite 220

San Diego, California 92130

Facsimile: (858) 703-4401

Attention: Christopher Leininger

with copies (which shall not constitute notice) to:

David A. Kurzweil

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Facsimile: (212) 751-4864

Email: david.kurzweil@lw.com

(iii) If to the Quantum Stockholders, to:

QSIP LP

c/o Strategic Capital Investment Partners, LP

390 Park Avenue, 10th Floor

New York, NY 10022

Attention: David Taylor

with copies (which shall not constitute notice) to:

Soros Fund Management LLC

250 West 55th Street

New York, NY 10019

Attention: Thomas O’Grady

(iv) Any such communication shall be deemed to have been received (a) when delivered, if personally delivered or sent by facsimile or electronic mail transmission, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier and (c) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail.

Section 12. Modification; Waiver.

This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Corporation, the ECP Stockholders and the Quantum Stockholders; provided that any such amendment, modification or supplement that only affects the rights of a party shall only require the consent of such affected party and the Corporation. No course of dealing between the Corporation or its Subsidiaries, the ECP Stockholders (or any of them) or the Quantum Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 13. Entire Agreement.

Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the completion of the IPO.

Section 14. Specific Performance.

Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

Section 15. Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

Section 16. Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 17. Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation, any ECP Stockholder or any Quantum Stockholder as a result of any acts or omissions taken under this Agreement in good faith.

[Signature Page to Follow]

Execution Version

The parties have signed this agreement as of the date first written above.

SUNNOVA ENERGY INTERNATIONAL INC.

By:	/s/ William J. Berger
Name:	William J. Berger
Title:	Chairman of the Board, President and Chief Executive Officer

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

ENERGY CAPITAL PARTNERS III, LP

By:	Energy Capital Partners GP III, LP
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	General Partner

	By:	ECP ControlCo, LLC
	Its:	Managing Member

By:	/s/ Rahman D’Argenio
	Name:	Rahman D’Argenio
	Title:	Partner

ENERGY CAPITAL PARTNERS III-A, LP

By:	Energy Capital Partners GP III, LP
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	General Partner

	By:	ECP ControlCo, LLC
	Its:	Managing Member

By:	/s/ Rahman D’Argenio
	Name:	Rahman D’Argenio
	Title:	Partner

2

ENERGY CAPITAL PARTNERS III-B, LP

By:	Energy Capital Partners GP III, LP
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	General Partner

	By:	ECP ControlCo, LLC
	Its:	Managing Member

By:	/s/ Rahman D’Argenio
	Name:	Rahman D’Argenio
	Title:	Partner

ENERGY CAPITAL PARTNERS III-C, LP

By:	Energy Capital Partners GP III, LP
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	General Partner

	By:	ECP ControlCo, LLC
	Its:	Managing Member

By:	/s/ Rahman D’Argenio
	Name:	Rahman D’Argenio
	Title:	Partner

3

ENERGY CAPITAL PARTNERS III-D, LP

By:	Energy Capital Partners GP III, LP
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	General Partner

	By:	ECP ControlCo, LLC
	Its:	Managing Member

By:	/s/ Rahman D’Argenio
	Name:	Rahman D’Argenio
	Title:	Partner

ENERGY CAPITAL PARTNERS III (SUNNOVA CO-INVEST), LP

By:	Energy Capital Partners GP III Co-Investment (Sunnova), LLC
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	Managing Member

	By:	ECP ControlCo, LLC
	Its:	Sole Member

By:	/s/ Rahman D’Argenio
	Name:	Rahman D’Argenio
	Title:	Partner

4

QSIP LP

By:	Newlight Partners LP
Its:	Investment Manager

By:	/s/ David Taylor
	Name:	David Taylor
	Title:	Attorney-in-Fact

5

Schedule A

Stockholders

ENERGY CAPITAL PARTNERS III, LP

ENERGY CAPITAL PARTNERS III-A, LP

ENERGY CAPITAL PARTNERS III-B, LP

ENERGY CAPITAL PARTNERS III-C, LP

ENERGY CAPITAL PARTNERS III-D, LP

ENERGY CAPITAL PARTNERS III (SUNNOVA CO-INVEST), LP

QSIP LP

1